Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
U.S. Subsidiaries

Name of Subsidiaries	State of Organization	Trade Names

Penn Octane International, L.L.C.	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None
Foreign Subsidiaries

Name of Subsidiaries	Jurisdiction of Organization	Trade Names

Penn Octane de Mexico, S. de R.L. de C.V.	Mexico	None
Termatsal, S. de R.L. de C.V.	Mexico	None
Foreign Consolidated Affiliate

Name of Affiliate	Jurisdiction of Organization	Trade Names

Tergas, S. de R.L. de C.V.	Mexico	None